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                      Sentinel Pennsylvania Tax-Free Trust
                        Amendment to Code of Regulations

                                 August 24, 2005

Section 4.9 of the Code of Regulations is deleted and replaced with the following:

4.9 The Treasurer may, but is not required to be, the Chief Financial Officer of the Trust. The Treasurer shall be accountable for the maintenance of the Trust's accounting records and shall render to the Trustees, when the Trustees so require, an account of all the Trust's financial transactions and a report of the financial condition of the Trust.